Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 29, 2007, accompanying the consolidated financial statements included in the Annual Report of Gulfport Energy Corporation on Form 10-KSB for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statements of Gulfport Energy Corporation on Forms S-8 (File No. 333-135728 effective July 12, 2006, File No. 333-55738, effective February 16, 2001 and File No. 333-129178, effective October 21, 2005), and Form S-3 (File No. 333-139480, effective January 23, 2007).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

March 30, 2007